(SCHULTZ, WATKINS & COMPANY LETTERHEAD)



November 12, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

 We have read Item 4 of Form 8-K dated November 12, 1998 of Middle Bay Oil Company, Inc. and are in agreement with the statements contained in paragraph one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


SCHULTZ, WATKINS & COMPANY

s/s Schultz, Watkins & Company